Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 21, 2023, relating to the financial statements and financial highlights of MidCap Financial Investment Corporation (the “Company” or “MFIC”) appearing in the Annual Report on Form 10-KT of the Company for the year ended December 31, 2022, and to the references to us under the headings “The Mergers”, “Senior Securities of MFIC”, “Financial Highlights of MFIC” and “Independent Registered Public Accounting Firms” in the Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, NY

January 16, 2024